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                                                                  EXHIBIT 23.1.9



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 15, 1997 (except for Note 10, as to which the date is August 25, 1997 and Note 11, as to which the date is December 30,
1997), with respect to the consolidated financial statements of Seymour Sales Corporation and subsidiaries in the Registration Statement (Amendment No. 1 to Form S-4) and the related Prospectus of Home Products International, Inc. for the registration of $125,000,000 of its 9 5/8% senior subordinated Notes due 2008.



                                                Ernst & Young LLP

Indianapolis, Indiana
July 8, 1998